Exhibit 99.1

Q1 2021 Financial Highlights

April 27, 2021

To Our Members:

No one could have predicted the challenges of the past year brought about by the COVID-19 pandemic. In times of change, we value what is familiar, reliable, and secure; but adversity compels us to challenge our ways of thinking, advance how we work together, and embrace an innovative spirit that can result in transformative change. We are inspired by your resiliency and adaptation to change during this time, and we are also evolving to support your changing business needs.

At the Federal Home Loan Bank of Chicago (FHLBank Chicago) our mission, vision, values, and commitment to diversity, equity, and inclusion serve as our guides to support your businesses and your communities now and for years to come. Our new, rebranded visual identity reflects these pillars and what makes us FHLBank Chicago—our geographic district of Illinois and Wisconsin, our members, and the diverse communities you serve.

Our new headquarters located in Chicago’s historic Old Post Office (433 West Van Buren Street, Suite 501S, Chicago, Illinois 60607) enabled us to create an office space designed to enrich innovation and collaboration to develop the products, services, and solutions you value most. As we continue to monitor COVID-19 developments, we do not anticipate fully opening our office until the late summer.

For the latest updates on our products, services, and solutions, subscribe to The Daily Advisor—a new, daily email delivered to your inbox each morning. Information on our previously announced new activity stock requirements effective May 3, 2021, our zero-rate advance (read below for more information), upcoming LIBOR transition webinar, and plans for our 2021 member conferences will be available through The Daily Advisor. Please reach out to your Sales Director if you would like to subscribe.

First Quarter 2021 Dividend and Dividend Guidance

We are pleased to announce that, based on our preliminary financial results for the first quarter of 2021, the Board of Directors of FHLBank Chicago declared a dividend of 5.00% (annualized) for Class B1 activity stock. FHLBank Chicago pays a higher dividend per share on your Class B1 activity stock to recognize members that support the entire cooperative through the use of our products. The higher dividend received on Class B1 activity stock has the effect of lowering your borrowing costs, and this benefit has continued on a relative basis as the Federal Reserve has maintained lower interest rates.

We expect to maintain a 5.00% (annualized) dividend for Class B1 activity stock for the second and third quarters of 2021, based on current projections and assumptions regarding our financial condition. We are providing this information to assist you in planning your advance, letters of credit, and Mortgage Partnership Finance® (MPF®) Program on-balance sheet product activity with us.

Based on our preliminary financial results for the first quarter of 2021, the Board of Directors of FHLBank Chicago declared a dividend of 2.00% (annualized) for Class B2 membership stock.

The dividend for the first quarter of 2021 will be paid by crediting your DID account on May 13, 2021. Any future dividend payments remain subject to determination and declaration by our Board of Directors and may be impacted by further changes in financial or economic conditions, regulatory and statutory limitations, and any other relevant factors.

Announcing a New COVID-19 Relief Advance

In April of last year, we made available to all of our members a $4 million zero-rate advance with a 1-year maturity as part of our COVID-19 Relief Program. As these advances mature this May, we are pleased to announce a new zero-rate advance opportunity for all of our member institutions; some of the terms include:

•    Maximum borrowing amount is $5 million (an increase of $1 million from last year’s level) and 1-year term with no prepayment penalty
•    2% Reduced Capitalization Advance Program (RCAP) activity stock requirement

Additional details will be provided soon. In the interim, please reach out to your Sales Director with any questions.

Investing in Your Communities

Our community investment products and programs help meet your homeownership, affordable housing, economic development, and community lending goals. Below are current opportunities we encourage you to explore, or contact your Sales Director to learn more.

•    DPP: Our Downpayment Plus® (DPP®) Programs opened on January 19, 2021. At the end of the first quarter of 2021, 133 members have provided down payment assistance grants to support 635 low- to moderate-income homebuyers. View our recorded webinars for more information on the 2021 DPP Programs.

•    AHP: The 2021 Affordable Housing Program (AHP) General Fund will open for applications on May 3, 2021. We expect to award approximately $28.6 million in 2021 to projects that support critical funding for affordable housing. View our recorded webinars for more information on the 2021 AHP General Fund.

•    Community Advances: To support your community lending initiatives, as of March 26, 2021, the member limit for the Community Housing Advance and Community Development Advance with maturities greater than 10 years increased from $5 million to $10 million annually. To lower your borrowing cost when lending to small businesses, the Community Small Business Advance provides 0% financing for small business lending in Illinois and Wisconsin. Visit our website to learn more.

Committing to Diversity, Equity, and Inclusion

Our commitment to diversity, equity, and inclusion (DEI) is woven into all that we do to support the diverse communities you serve. Last year, through our COVID-19 Relief Program and Targeted Impact Fund, we saw the positive impact our products and programs can have in promoting equity across our District. In numerous ways, we also saw that you share our deep commitment to DEI, and it inspired our DEI goals for this year:

•    Evaluate how our products and programs can better promote racial equity
•    Identify ways to help raise awareness of racial equity dynamics that exist in the affordable housing and community development space
•    Seek new solutions that can increase equitable opportunities across our District

In the coming months, our Sales Directors will be reaching out to ask some exploratory questions about your institution’s DEI goals to help us learn if there are opportunities to partner with you or connect you with members whose DEI goals align with yours.

First Quarter 2021 Financial Highlights

At the end of the first quarter of 2021, advances and MPF loans outstanding remained relatively level amid market uncertainties and historically low rates. Selected financial data is below. For more details, please refer to the Condensed Statements of Income and Statements of Condition here. The financial results discussed are preliminary and unaudited.

We expect to report net income of $32 million for the first quarter of 2021 when we file our Form 10-Q with the Securities and Exchange Commission (SEC) next month. After it is filed, you will be able to access it on fhlbc.com or through the SEC’s reporting website.

•    Advances outstanding increased $0.3 billion to $47.0 billion at March 31, 2021, up from $46.7 billion at December 31, 2020. We believe many of our depository members experienced an inflow of deposits on their balance sheets along with reduced loan demand, while also having access to other liquidity sources as a result of certain government actions related to the COVID-19 pandemic. Although these factors continued to limit our depository members’ need for advances, increased advance borrowing by insurance company members has offset the decrease by depository members.
•    MPF loans held in portfolio continued to remain steady at $9.9 billion at March 31, 2021, down slightly from $10.0 billion at December 31, 2020.
•    Total investment securities decreased 10% to $22.1 billion at March 31, 2021, down from $24.5 billion at December 31, 2020, primarily due to a reduction in investment in Treasury securities that matured and were not replaced.
•    Total assets decreased to $94.6 billion as of March 31, 2021, compared to $100.4 billion as of December 31, 2020, primarily due to a decrease in short-term liquidity assets and investment securities.
•    Letters of credit commitments decreased to $10.5 billion at March 31, 2021, down from $16.4 billion at December 31, 2020, primarily due to one of our former captive insurance company members reducing its letters of credit usage in anticipation of membership termination on February 19, 2021.
•    We recorded net income of $32 million in the first quarter of 2021, down from $80 million in the first quarter of 2020, primarily due to decreased interest income across all asset categories partially offset by decreased interest expense, and other factors described below.
•    Net interest income after provision for credit losses for the first quarter of 2021 was $110 million, down from $144 million for the first quarter of 2020. This decrease is a result, in part, of the low interest rate environment since the Federal Reserve dramatically lowered interest rates in response to the COVID-19 pandemic. As discussed above, lower demand for advances from our depository members has also impacted our net interest income. Hedge ineffectiveness losses also increased approximately $48 million from a gain of $20 million in the first quarter of 2020 to a loss of $28 million for the same period in 2021, primarily driven by the increase in long-term interest rates and the interest rate curve steepening during the first quarter of 2021. Additionally, advance prepayments throughout 2020 resulted in a decline in our portfolio of higher interest earning advances which reduced the yield earned and balance outstanding on our advance portfolio in the first quarter of 2021 compared to the same period in 2020. Further, the yield earned and balance outstanding on our investment securities during the first quarter 2021 as compared to the same period in 2020 declined primarily as a result of the sale of our private label mortgage backed securities in October 2020.
•    In the first quarter of 2021, noninterest income (loss) was ($13) million, down $15 million from $2 million for the first quarter of 2020, primarily due to losses on assets carried at fair value (trading securities and instruments held under fair value option, which were not completely offset by economic hedging gains).
•    We remained in compliance with all of our regulatory capital requirements as of March 31, 2021.

We remain committed to being your trusted advisor focused on delivering value for your business, supporting your communities in new bold ways, and creating equitable opportunities throughout our District. We stand connected through our mutual goals, and we look forward to serving you. As always, thank you for your membership in the Federal Home Loan Bank of Chicago.

Best regards,

Michael Ericson
President and CEO

Forward-Looking Information: This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. All statements other than statements of historical fact are “forward-looking statements,” including any projections or guidance of dividends or other financial items; any statements of the plans, strategies, and objectives for future operations; any statements of belief; and any statements of assumptions underlying any of the foregoing. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risks or uncertainties, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the impact of the COVID-19 pandemic on the global and national economies and on our and our members’ businesses, maintaining compliance with regulatory and statutory requirements (including relating to our dividend payments and retained earnings), any decrease in our levels of business which may negatively impact our results of operations or financial condition, the reliability of our projections, assumptions, and models on future financial performance and condition, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to execute our business model and to pay future dividends (including enhanced dividends on activity stock), our ability to meet required conditions to repurchase or redeem excess capital stock from members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to continue to offer the Reduced Capitalization Advance Program, our ability to implement product enhancements and new products, the impacts of changes to Federal Home Loan Bank membership requirements, capital requirements and guidance, and liquidity requirements and guidance by the Federal Housing Finance Agency, the loss of members through mergers and consolidations, our ability to protect the security of its information systems and manage any failures, interruptions, or breaches, uncertainties relating to the phase-out of the London Interbank Offered Rate (LIBOR), and the risk factors set forth in the Bank's periodic filings with the Securities and Exchange Commission, which are available on the Bank's website at fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. “Downpayment Plus,” “DPP,” “Mortgage Partnership Finance,” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago.

Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)
	March 31, 2021	December 31, 2020	Change
Cash and due from banks, interest bearing deposits, Federal Funds sold, and securities purchased under agreement to resell	$15,160	$18,641	(19)%
Investment debt securities	22,149	24,549	(10)%
Advances	46,975	46,695	1%
MPF Loans held in portfolio, net of allowance for credit losses	9,895	10,038	(1)%
Other	418	433	(3)%
Assets	$94,597	$100,356	(6)%

Consolidated obligation discount notes	$45,262	$48,643	(7)%
Consolidated obligation bonds	40,260	42,670	(6)%
Other	2,533	2,754	(8)%
Liabilities	88,055	94,067	(6)%
Capital stock	2,019	2,010	—%
Retained earnings	4,082	4,072	—%
Accumulated other comprehensive income (loss)	441	207	113%
Capital	6,542	6,289	4%
Total liabilities and capital	$94,597	$100,356	(6)%

Member standby letters of credit - off balance sheet	$10,529	$16,395	(36)%

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	Three months ended March 31,
	2021	2020	Change
Interest Income	$192	$565	(66)%
Interest expense	(82)	(419)	(80)%
Net interest income	110	146	(25)%
Reversal of (provision for) credit losses	—	(2)	100%
Net interest income after reversal of (provision for) credit losses	110	144	(24)%
Noninterest income	(13)	2	(750)%
Noninterest expense	(61)	(57)	7%
Income before assessments	36	89	(60)%
Affordable Housing Program assessment	(4)	(9)	(56)%
Net income	$32	$80	(60)%

Average interest earning assets	$96,013	$103,247	7%
Net interest income yield on average interest earning assets	0.46%	0.57%	(0.11)%